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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                         ----------------------------


                                     FORM 8-K

                                  CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               September 7, 1999



                                FMC CORPORATION
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            (Exact name of registrant as specified in its charter)


         Delaware                        1-2376                   94-4079804
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(State or other jurisdiction           (Commission            (I.R.S. Employer
      of incorporation)                File Number)          Identification No.)



           200 East Randolph Drive, Chicago, Illinois          60601
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          (Address of principal executive offices)           (Zip Code)


                                (312) 861-6000
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                        Registrant's telephone number,
                              including area code
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  PAGE 2

Item 5.  Other Events

On September 7, 1999, FMC Corporation issued the following release:


FMC Expects Operating Earnings to be on 10 Percent Growth Track for Full Year; Company Expects to Announce Lower Third Quarter Operating Earnings, One-Time Items; Board Authorizes Additional $50 Million Stock Repurchase

CHICAGO, September 7, 1999--FMC Corporation today said that operating earnings should meet the company's growth objective of 10 percent for the full year, but issued a caution on third quarter results. Although overall earnings per share for the third quarter are expected to exceed current estimates--including the net impact from one-time items--third-quarter operating earnings are likely to be lower than expected. The company also said it expects to record one-time items in its fourth-quarter results. FMC also announced that its board of directors granted the company authority to repurchase an additional $50 million of its common stock, as market conditions warrant.

     According to FMC Chairman and CEO Robert N. Burt: "Overall for the year, we expect earnings from continuing operations, excluding all one-time items, to achieve our 10 percent EPS growth goal. We are, however, seeing a shift of operating earnings from the third to fourth quarter based on low pest pressures in North America, a shift in shipment patterns, and improving business fundamentals in the fourth quarter."

     Third-quarter operating earnings, excluding one-time items, should be lower than expected due to low insect infestations in corn and cotton markets, reflecting extreme weather conditions. The result is a significant fall-off in insecticide use in the company's North American agricultural markets during the quarter.

     Pre-tax gains on the previously announced sales of its process additives and bioproducts businesses were $58 million ($45 million after tax). The impact of these gains should be partially reduced by several write-downs in the third quarter. FMC has recorded a $20 million impairment ($12 million after tax) to write down excess assets in its U.S.-based lithium facility. In addition, FMC will take a charge of $10 million ($7 million after tax) for restructuring and other one-time costs in several other businesses.

     In the fourth quarter, FMC anticipates that its results for industrial chemicals will be stronger, reflecting continuing cost reduction efforts, higher soda ash volumes associated with the acquisition of Tg Soda Ash and improved export demand, as well as higher pricing for hydrogen peroxide. The company also expects its agricultural products business to report stronger year-over-year comparisons in the fourth quarter, reflecting lower costs and higher sales in Asia. In addition, shipment patterns in FMC's machinery businesses are shifting from the third quarter, with expected strong fourth quarter shipments of booked orders.
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     PAGE 3

     FMC also believes that its previously announced joint venture, combining the phosphate businesses of FMC and Solutia Inc., will be completed during the 1999 fourth quarter. FMC expects to record its 50 percent share of one-time restructuring and severance liabilities for that business in the fourth quarter. FMC expects these actions should help achieve operating synergies and maximize the venture's cost savings--and profits--in 2000 and beyond. FMC noted that the $50 million stock repurchase authorization is in addition to the three-year $500 million stock repurchase program announced in August 1997. Since that time, FMC has re-purchased stock worth approximately $445 million--or approximately 6.6 million shares.

     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry and agriculture. FMC employs approximately 16,000 people at more than 100 manufacturing facilities and mines in 25 countries. The company divides its businesses into five segments: Energy Systems, Food and Transportation Systems, Agricultural Products, Specialty Chemicals, and Industrial Chemicals.

     Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors in the corporation's Form 10-K report and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal obligation to the contrary.
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                            SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            FMC CORPORATION


                            By  /s/ J. Paul McGrath
                              ------------------------------
                             J. Paul McGrath
                             Senior vice president, general
                              counsel and secretary



Date: September 9, 1999